Exhibit 4.15

Customized Passenger Transport

Semi-Automatic Battery-Swapping Station Equipment

Sales Agreement

(Agreement Number: YXXC2022-1206)

Date: 2022.12.22

Buyer: Xuchang Dingsheng Power Equipment Installation Co., Ltd.

Address: 30 meters south of the intersection of South Yan’an Road and Xuyu Road,

Xuchang City, Henan Province

Unified Social Credit Code: 914110005724864805

Legal Representative (Person in Charge): Li Dongyang

Seller: Shanghai Youxu New Energy Technology Co., Ltd.

Address: Building C, 888 Huanhu West Second Road, China (Shanghai) Pilot Free

Trade Zone Lingang New Area

Unified Social Credit Code: 91310115MA1HBK8P4X

Legal Representative (Person in Charge): Li Ke

In accordance with the “Civil Code of the People’s Republic of China,” the “Product Quality Law of the People’s Republic of China,” and other relevant laws and regulations, and based on the principles of equality, mutual benefit, honesty, and equivalence, the Buyer and the Seller hereby reach an agreement on the purchase and sale of the Light Commercial Semi-Automatic Battery-Swapping Station (hereinafter referred to as the “Station”), and enter into the following terms to ensure mutual compliance:

1. Station Usage Environment

a) The water depth at the usage site shall not exceed 10cm. The Station should cease operation if exceeded.

b) Ambient temperature: -15°C to +55°C;

c) Relative humidity: Not exceeding 85%;

d) Altitude: ≤2000m;

e) Atmospheric pressure: 80kPa to 110kPa;

f) The usage site should not have severe vibrations and shocks of Class I as specified in GB/T 11287-2000 and GB/T 14537-1993;

g) The usage site must not contain explosive hazards or corrosive gases that corrode metal or destroy insulation, and should not be filled with steam or have a significant presence of mold.

h) The induction intensity of the external magnetic field in any direction at the usage site should not exceed 1.5mT.

2. Station Power Requirements

a) AC input voltage: 380V±15%;

b) AC power frequency: 50Hz±1Hz;

c) Distribution capacity: ≥320 kW.

3. Product Specifications and Parameters

3.1 This agreement stipulates that the product name is: BSS-M2 Customized Passenger Semi-Automatic Battery-Swapping Station. The main technical parameters are as follows:

a) Number of Charging Units: 8

b) Charging Power: 40 kW per unit

c) Battery Charging Time: Approximately 110 min per cycle

e) Swapping Time: 15 min per cycle

d) Standard Operating Time: 16 hours per day (double shift, 8 hours per shift)

f) Equipment Floor Area: Less than 80 square meters (subject to on-site survey and construction drawings)

g) Minimum Number of Operators Required for Station Operation: 1 person (8-hour shift)

h) Maximum Swapping Capacity per Station: 64 cycles per day (16 hours, double shift, 8 hours per shift)

3.2 Main Components of Customized Passenger EV Half-Automatic Battery Swap Station (BSS-M2):

No.	Part Number	Equipment Name	Quantity	Unit	Remarks
1	BSE-M100-HL01	Charging Rack 2	Set	4	levels including connector manual insertion/removal mechanism
2	BSE-M100-HL03	Cache Rack	2	Set
3	BSE-M100-HL04	Semi-Automatic Battery Swap Cart	1	Set	Electric lift
4	BSE-M100-HL06	Charging Cabinet and Management Unit	2	Set	Includes connection to battery swap operation management cloud platform module
5	BSE-M100-HL07	Ground Guide Rail	Pair	Units
6	BSE-M100-HL08	Special Electric Unlocking Gun	2	Piece
7	BSE-M100-HL09	Special Four-Post Lift	1	Piece	Includes four-post lift and vehicle alignment
8	BSE-M100-HL10	Composite Container	1	Set
9	Youpin SaaS Battery Swap System	Battery Swap Cloud Management Platform	1		Includes user-side app and mini program
10	SCU-101	Battery Swap Communication Management Module		Set	Each on-board vehicle equipped with one set

4. Station Layout

The BSS-M2 Customized Passenger Semi-Automatic Battery-Swapping Station is currently only compatible with Xiamen Golden Dragon DN6530MBEV5 battery-swapping vehicle models and PBA336V230 batteries (2030mm in length, 971mm in width, and 243mm in height). The layout schematic is shown below:

Battery-Swapping Station Layout Diagram

(Specifics subject to countersigned drawings)

5. Station and Operations Plan

5.1 Vehicle Onboarding

a) Before commencing operations, vehicles need to sign a Vehicle Onboarding Platform Service Agreement with Shanghai Youxu New Energy Technology Co., Ltd. and complete relevant onboarding procedures.

b) During onboarding, the SCU-101 Battery-Swapping Communication Management Module should be installed simultaneously. This module is connected via 4G data, and users are responsible for card and data costs, ensuring real-time communication between vehicles, batteries, the Battery-Swapping Management Cloud Platform, and the Battery Bank.

c) End users should install the Battery-Swapping App or Mini Program on their mobile phones to access the operational status of nearby battery-swapping stations, battery basic information, recommended swapping information, as well as shift billing and handover services.

d) The SCU-101 Battery-Swapping Communication Management Module and the Battery-Swapping Management Cloud Platform are developed by Shanghai Youxu New Energy Technology Co., Ltd., available for use on a fee basis, and come with a free lifetime warranty and upgrade service.

5.2 Battery-Swapping Station, Spare Batteries, and Training

a) The battery-swapping station is manufactured by Shanghai Youxu New Energy Technology Co., Ltd. with complete independent intellectual property rights, offering a free lifetime warranty and software upgrade iteration services.

b) The battery pack warranty for this battery-swapping station is provided by the production enterprise, Fujian Yidong Power Electronic Technology Co., Ltd., with a quality assurance period of 5 years or 200,000 kWh charging capacity.

c) Shanghai Youxu New Energy Technology Co., Ltd. provides a complimentary training session on battery-swapping operation techniques, including fundamental equipment structures, principles, main components, daily operational steps, maintenance and management, and emergency handling.

d) The selection of the battery-swapping station site should be audited by relevant personnel from Shanghai Youxu New Energy Technology Co., Ltd., and site inspection may be conducted if necessary.

e) The buyer shall provide necessary conditions and resources for on-site installation, including space, distribution capacity, gas, water, testing vehicles and battery packs, materials, etc. The expenses for electricity, gas, and other resources generated during this period shall be borne by the buyer.

5.3 Battery-Swapping Operation Management

The Battery-Swapping Operation Management System can obtain real-time dynamic information on battery-swapping stations, vehicles, and batteries, comprehensively understanding the operation of stations and vehicles. This system enables operation charging, driver management, battery health assessment, and real-time dynamic asset acquisition.

a) Remote monitoring displays and statistically analyzes battery charging and alarm information, offering insight into different levels and types of alarm information for easy troubleshooting by operation and maintenance personnel.

b) Operational information statistics provide insights into station energy consumption, battery swapping, charging, and operation charging.

c) Real-time monitoring of vehicle battery information includes collecting vehicle mileage, vehicle charging and swapping records, providing primary data sources for operations.

d) Real-time battery information monitoring displays battery circulation records, supports battery life prediction and battery health assessment, and serves as the primary data source for the Battery Bank.

6. Business Quotation

The quotation consists of equipment, transportation and installation, and platform service components, as follows:

6.1 Equipment Quotation

The equipment quotation includes the price for all equipment of the battery-swapping station (excluding distribution capacity and civil construction). The equipment components within the entire station are highly interconnected and must be considered as a whole. Even if there are individual equipment quotations, they remain indivisible. Each equipment component cannot be sold separately or provided with an individual warranty.

a) Whole site quotation

serial number	Device name	quantity	unit	Unit price (yuan).	Subtotal (yuan).
1	BSS-M2 battery swapping station	1	Set	￥468, 000	￥468, 000

Remarks :

1、	The above prices include a 13% value-added tax.

2、	The battery-swapping station quotation includes equipment only and does not cover construction, distribution capacity, air conditioning, or office environment.

3、	This quotation is valid for 7 working days and becomes effective upon payment of a 50% advance payment. It will become invalid if exceeded.

4、	The production cycle for all equipment is 35 days, with up to 90% payment before shipment.

Individual Equipment Quotation

serial number	Part number	Individual Equipment Name	Quantity	unit	Unit price (CNY).	Subtotal (CNY).
1.1	BSE-M100-HL01	Charging Rack	2	Set	￥33,000	￥33, 000
1.2	BSE-M100-HL03	Cache Rack	2	Set	￥1,860	￥3, 720
1.3	BSE-M100-HL04	Semi-Automatic Battery-Swapping Cart	1	Set	￥54,000	￥54,000
1.4	BSE-M100-HL06	Charging cabinet and management unit	2	Set	￥69,900	￥139, 800
1.5	BSE-M100-HL07	Ground rails	1	Pair	￥4,000	￥4, 000
1.6	BSE-M100-HL08	pecial Electric Unlocking Gun	2	Pieces	￥3,240	￥6, 480
1.7	BSE-M100-HL09	Special Four-Post Lift	1	Piece	￥26,000	￥26, 000
1.8	BSE-M100-HL10	Combined containers	1	Set	￥168,000	￥168,000

b) Installation, Transport, and Commissioning Quotation

serial number	name	quantity	unit	Unit price （CNY).	Subtotal (CNY).
2	Total Installation, Transport, and Commissioning Fees	1	Set	￥23,400	￥23,4,00

Note:

1.	The above prices include 13% value-added tax.

2.	This quotation is applicable only to cities within Henan Province. If the site cannot accommodate large vehicle passage, pricing will be negotiated separately.

3.	This quotation is valid for 7 working days and requires full payment before delivery.

4.	The entire equipment installation and commissioning period is 5 days.

c) Platform Usage Fees and Others

serial number	name	quantity	unit	Unit price (CNY/year).	remark
3	Annual Fee for Battery Operation Platform Usage	1	year	￥3,600	Payment in Advance

After-market On-board Device Quotation (per vehicle, 1 set)

serial number	name	quantity	unit	Unit price (CNY/year).	remark
4	SCU-101 Battery Communication Management Module Annual Fee	1	Set	￥800	Payment in Advance, Installed Later

Note:

1.	The above prices include 13% value-added tax.

2.	This quotation is valid for 90 days and requires full payment. The SCU-101 module will be installed at the station upon entry, including installation fee.

3.	This fee is to be paid in advance by the battery station holder or battery operation service provider on an annual basis. Payment is made before usage.

7. Product Quality Assurance and Period

7.1 The seller provides the following product quality assurances:

a) The product quality complies with the regulations of Chinese laws.

b) The product is in a brand-new state, meeting all requirements for product quality, specifications, and relevant parameters stipulated in this contract.

c) The product possesses reliability for normal, safe, and long-term operation.

d) Third parties cannot claim any rights or demands against the buyer for the products delivered by the seller based on industrial property rights or other intellectual property rights. In case the buyer faces third-party claims due to industrial property rights or other intellectual property rights issues, the seller is responsible for compensating the buyer for any incurred losses and expenses.

7.2 The quality assurance period is 12 months following the completion of on-site debugging.

a) During the warranty period, if quality issues arise due to equipment design or manufacturing, the maintenance costs will be borne by the buyer. If equipment damage occurs due to force majeure, improper operation by the buyer’s personnel, poor management, or normal equipment wear and tear after the warranty period, the buyer is required to actively cooperate with the seller for repairs, and the repair costs will be borne by the seller.

b) Beyond the warranty period, the buyer can access paid technical and maintenance services for the equipment, as well as spare parts at preferential prices. The equipment quotation includes the price of all equipment in the entire station (excluding distribution capacity and civil construction). The various components of the entire station’s equipment are highly interrelated and must be considered as an integral unit, even if separate equipment quotations exist; in reality, they have indivisible attributes. None of the individual components can be sold or provided with warranties separately.

8. Termination of the Contract, Prohibition of Transfer of Rights and Obligations

8.1 The buyer and seller can mutually agree to modify this contract.

8.2 This contract can be terminated under the following circumstances:

a) By mutual agreement of both parties.

b) If it becomes impossible to fulfill the contract due to force majeure.

c) If, prior to the contract’s expiration, one party explicitly indicates or demonstrates non-performance of the primary obligations under the contract.

d) If the buyer fails to fulfill the delivery obligations after being urged by the seller and remains non-compliant within thirty days.

e) If the buyer fails to make payment within thirty days after being urged by the seller.

f) If one party has its business license revoked, loses its business qualifications, or dissolves.

g) If other circumstances render the purpose of this contract unattainable.

8.3 Without the written consent of the buyer, the seller is prohibited from transferring the rights and obligations under this contract to any third party.

9. Dispute Resolution

In case of disputes arising from the contract, the parties agree to resolve them by initiating litigation at the local people’s court at the place of contract signing.

10. Commitments and Guarantees

10.1 Both the buyer and seller commit: Both parties are registered companies operating legally under Chinese law, possessing the qualifications to sign this contract and fulfill its obligations. Prior to signing this contract, both parties have obtained the necessary authorization, approval, or consent required for signing this contract.

10.2 The seller commits and guarantees: They have obtained the administrative permit and business qualifications for the production and sale of the product. The product has passed inspection and conforms to national and industry standards for safeguarding human health, personal safety, and property security.

10.3 Both parties guarantee: The signing and execution of this contract represent the true intentions of both parties. The commitments and guarantees made by both parties under this contract are continuous, valid, and irrevocable. After this contract comes into effect, both parties will fully fulfill their respective obligations under this contract, ensuring comprehensive fulfillment of this contract.

11. Effectiveness of the Contract and Other Agreements

11.1 This contract becomes effective from the date when the legal representatives (persons in charge) of both parties or their authorized representatives sign and affix the official seal (contract-specific seal) of the respective organizations;

11.2 For matters not covered in this contract, both parties can sign supplementary agreements;

11.3 Contract appendices and supplementary agreements are integral parts of the contract and hold equal legal validity with this contract. This contract, along with its appendices, constitutes a complete agreement and supersedes all previous oral and written agreements, faxes, and meeting minutes made by both parties regarding the subject of this contract. In case of any inconsistency between the appendices and the main text, the main text shall prevail. In case of any inconsistency between supplementary agreements and the main text, the supplementary agreements shall prevail;

11.4 This contract is made in four identical copies, with each party holding two copies.

(Below is the signature page of the purchase and sale contract)

Buyer (Seal): Xuchang Dingsheng Electric Power Equipment Installation Co., Ltd.

Signature of Authorized Representative:

Signing Date: Year      Month    Day

Seller (Seal): Shanghai YouXu New Energy Technology Co., Ltd.

Signature of Authorized Representative:

Signing Date: Year      Month    Day